EXHIBIT 23(A)





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of TXU Electric Company on Form S-3 of our report dated February 16, 2000, appearing in the Annual Report on Form 10-K of TXU Electric Company for the year ended December 31, 1999, and to the reference to us under the heading "Experts and Legality" in this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
January 5, 2001